EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Alpha Metallurgical Resources, Inc.:
We consent to the use of our report dated March 18, 2020, except for the seventh paragraph in Note 1 and Note 3, as to which the date is March 15, 2021, with respect to the consolidated financial statements of Alpha Metallurgical Resources, Inc. (formerly Contura Energy, Inc.), incorporated herein by reference.
/s/ KPMG LLP

Richmond, Virginia
June 30, 2021